Exhibit 99.1

ECOLAB INC.

SUPPLEMENTAL REPORTABLE SEGMENT INFORMATION

AND NON-GAAP RECONCILIATION

(unaudited)

December 31 (millions)	2016				2015
	Values at	Fixed Currency	Segment	Values at	Values at	Fixed Currency	Segment	Values at
	2016 Rates	Rate Change	Change	2017 Rates	2016 Rates	Rate Change	Change	2017 Rates
Net Sales
Global Industrial	$ 4,617.1	$ 6.9	$ 63.2	$ 4,687.2	$ 4,485.5	$ 13.2	$ 52.4	$ 4,551.1
Global Institutional	4,495.6	7.7	(63.2)	4,440.1	4,210.9	6.1	(52.4)	4,164.6
Global Energy	3,035.8	40.0	-	3,075.8	3,470.8	49.3	-	3,520.1
Other	806.5	(4.8)	-	801.7	747.1	(4.4)	-	742.7
Subtotal at fixed currency rates	12,955.0	49.8	-	13,004.8	12,914.3	64.2	-	12,978.5
Effect of foreign currency translation	197.8	(49.8)	-	148.0	630.8	(64.2)	-	566.6
Consolidated reported GAAP net sales	$ 13,152.8	$ -	$ -	$ 13,152.8	$ 13,545.1	$ -	$ -	$ 13,545.1

Operating Income
Global Industrial	$ 703.0	$ (0.9)	$ 17.9	$ 720.0	$ 626.4	$ 0.7	$ 11.8	$ 638.9
Global Institutional	966.7	3.0	(19.2)	950.5	876.6	2.8	(12.3)	867.1
Global Energy	337.1	7.9	1.7	346.7	465.5	8.5	1.3	475.3
Other	148.1	(2.5)	(0.4)	145.2	127.5	(2.1)	(0.8)	124.6
Corporate	(272.1)	(0.5)	-	(272.6)	(663.8)	(0.6)	-	(664.4)
Subtotal at fixed currency rates	1,882.8	7.0	-	1,889.8	1,432.2	9.3	-	1,441.5
Effect of foreign currency translation	32.2	(7.0)	-	25.2	129.1	(9.3)	-	119.8
Consolidated reported GAAP operating income	$ 1,915.0	$ -	$ -	$ 1,915.0	$ 1,561.3	$ -	$ -	$ 1,561.3

Note:

We evaluate the performance of our non-U.S. dollar functional currency international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Fixed currency amounts are updated annually at the beginning of each year based on translation into U.S. dollars at foreign currency exchange rates established by management, with all periods presented using such rates. Fixed currency rates are generally based on existing market rates at the time they are established.

The "Fixed Currency Rate Change” columns in the table above reflect international operations at fixed currency exchange rates established by management at the beginning of 2017, rather than the 2016 established rates. The difference between the fixed currency exchange rates and the actual currency exchange rates is reported within the "Effect of foreign currency translation" row in the table above.

Effective in the first quarter of 2017, we established the Life Sciences operating segment, to align with the strategy for growth in the pharmaceutical and personal care manufacturing operations, which is comprised of operations previously recorded in the Food & Beverage and Healthcare operating segments.  The Life Sciences operating segment is aggregated into the Industrial reportable segment.  We also made immaterial changes to our reportable segments, including the movement of certain customers and cost allocations between reportable segments. These changes are presented in "Segment Change" columns of the table above.

The above table includes financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), including fixed currency sales and fixed currency operating income. We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results. These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in the table.